Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 19, 2012 (the “Effective Date”) by and between Solana Therapeutics, Inc., a Delaware corporation (“Solana”), and La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”). Solana and La Jolla may each be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Solana exclusively owns or possesses certain proprietary rights and know-how and technology related to the Compound (as defined below), as well as API (Active Pharmaceutical Ingredient) and related reference standards;

WHEREAS, Solana desires to sell, assign, transfer, convey and deliver to La Jolla, and La Jolla shall purchase, acquire and accept from Solana, the Purchased Assets (as defined below), upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, in connection with the purchase and sale of the Purchased Assets, La Jolla and Solana desire to enter into the Ancillary Agreements (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

I. DEFINITIONS

1.1 “Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement and Patent Assignment Agreement.

1.2 “Affiliate(s)” shall mean a corporation or other entity or person that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be in control of another corporation or entity if it owns, or directly or indirectly controls, more than 50% of the voting stock or other ownership interests of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other corporation or entity.

1.3 “Applicable Laws” means all statutes, ordinances, regulations, rules, or orders of any kind whatsoever pertaining to any of the activities contemplated by this Agreement, including, without limitation, the Federal Food, Drug & Cosmetic Act, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), and Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and any other regulations promulgated by any Regulatory Authority, all as amended from time to time.

1.4 “Assigned Agreements” shall have the meaning set forth in Section 3.1(e).

1.5 “Assignment and Assumption Agreement” means that certain assignment and assumption agreement in substantially the form and substance attached hereto as Exhibit A.

1.6 “Assumed Liabilities” means all obligations and liabilities arising under or relating to the Purchased Assets solely to the extent arising after the Closing, except to the extent such obligations and liabilities would have been paid, performed or discharged by Solana prior to the Closing Date but for breach by Solana or any obligations and liabilities arising out of a breach by Solana.

1.7 “Bill of Sale” means a bill of sale in substantially the form and substance attached hereto as Exhibit B.

1.8 “Books and Records” means the existing data, books and records, in the possession of Solana or its Affiliates, whether tangible or intangible, of Solana and its Affiliates, directly or indirectly relating to the Purchased Assets, including, without limitation, all books, lab notebooks, lab tissues, records, correspondence, documents and files relating to the Purchased Assets, with, of, from, or pertaining to, the FDA, the USPTO, patent offices of other jurisdictions within the Territory, and other Regulatory Authorities. For avoidance of doubt, the term Books and Records does not include Solana’s stock ledger, minute book, capitalization records, employee records, tax returns, financial statements and other corporate records.

1.9 “Compounds” means Solana’s proprietary compound known as GCS-100, having the chemical structure set forth on Exhibit C.

1.10 “EMA” means the European Medicines Agency.

1.11 “Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any asset, property or property interest, tangible or intangible.

1.12 “FDA” means the United States Food and Drug Administration.

1.13 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.14 “Indication” means the treatment of ovarian cancer.

1.15 “Inventory” means study drug supplies incorporating the Compound, wherever located, including raw materials, work in process, semi-finished and finished supplies.

1.16 “Knowledge” means all facts actually known, or which reasonably should be known based upon reasonable inquiry, by the relevant personnel with primary responsibility for the matter in question on a day to day basis.

1.17 “Losses” means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred.

1.18 “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of a Party and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of such Party to perform any of its material obligations under this Agreement or any of the Ancillary Agreements in any material respect.

1.19 “Patent Assignment Agreement” means a patent assignment in substantially the form and substance attached hereto as Exhibit D.

1.20 “Patent Files” mean originals (or copies, to the extent that only copies are available to Solana or its agents), of the following, to the extent comprising or relating to the Solana Patent Rights: (i) all patents, patent applications, assignments and correspondence to and from the USPTO and any other foreign patent offices (whether or not to or from Solana); and (ii) all files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes and information in the possession or control of Solana, its Affiliates or its agents.

1.21 “Patent Rights” means all rights arising under patents or patent applications, utility models, utility model applications, petty patents, design patents and certificates of invention and patent disclosures, as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, revisions, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, restorations, registrations or patents of addition in connection with any of the foregoing.

1.22 “Phase IIa Trial” means the first controlled clinical study measuring the efficacy of any Product in the Indication.

1.23 “Product” means any form or dosage of pharmaceutical composition or preparation, including, without limitation, the active pharmaceutical ingredient, and product (whether or not in finished form labeled and packaged) for sale, or intended for future sale, by prescription, over-the-counter or any other method that contains the Compound as an active ingredient (including combination products).

1.24 “Purchased Assets” means: (i) the Solana Technology; (ii) all Registrations of Solana in the Territory relating, directly or indirectly, to the testing, clinical testing, commercialization, promotion or marketing of the Compound or the Products, including, without limitation, the original documents and all related data, records and correspondence related thereto, and all related Registration applications therefor or renewals thereof; (iii) the Inventory; (iv) the Books and Records; and (v) the Assigned Agreements.

1.25 “Registrations” means the authorizations, applications, registrations, approvals, clearances, licenses, other permits, certificates or exemptions issued by any Regulatory Authorities of any applicable jurisdiction (including, without limitation, investigational new drug applications, new drug applications, supplemental new drug applications, or similar or foreign equivalents, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of any Product.

1.26 “Regulatory Authority” means the FDA, the EMA or any other counterparty of the FDA outside the United States, or any other supranational, national, regional, federal, state, provincial or local regulatory agency department, bureau, commission, counsel or other Governmental Authority, regulating or otherwise exercising authority over the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of the Products.

1.27 “Solana Know-How” means information relating to withdrawn, issued or pending registrations, approvals, licenses or other permits, certificates or exemptions issued by any Regulatory Authorities, and all Technical Information, know-how, techniques, processes, methods, formulations, specifications, chemical materials, biologic materials, assays, marketing plans and strategies, software (including source code and related documentation) and other data and information (and all copyrights, trade secret rights and other intellectual property rights relating to any of the foregoing) owned by Solana as of the Closing and which relates, directly or indirectly, to the Compounds.

1.28 “Solana Patent Rights” mean all Patent Rights including those listed on Exhibit E as well as all Patent Rights owned by Solana or under obligation to be assigned to Solana related to the Compounds.

1.29 “Solana Technology” means the (i) Solana Know-How, and (ii) Solana Patent Rights.

1.30 “Technical Information” means any and all technical and/or scientific data and information, including any chemical, formulation, structural, functional biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, process, pre-clinical, clinical, assay, control, safety, manufacturing and quality control data and information, and all copyrights, trade secret rights and other intellectual property rights relating to any of the foregoing.

1.31 “Territory” means worldwide.

1.32 “Third Part(y/ies)” means any person(s) or entit(y/ies) other than Solana and its Affiliates and La Jolla and its Affiliates.

1.33 “USPTO” means the United States Patent and Trademark Office.

II. PURCHASE AND SALE OF PURCHASED ASSETS.

2.1 Sale and Assumption. Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Article V, Solana shall sell, assign, transfer, convey and deliver to La Jolla, and La Jolla shall purchase, acquire and accept from Solana, at the Closing all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances. In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets, at the Closing, La Jolla shall assume and agree to pay, perform and discharge when due the Assumed Liabilities. All assets of Solana, whether tangible or intangible, other than the Purchased Assets, shall remain the sole property of Solana, including, without limitation, all cash and cash equivalents, deposits, corporate records, technology, know how, intellectual property, products, equipment, computers and furniture.

2.2 Purchase Price. The purchase price for the Purchased Assets shall be $100.00, to be paid by La Jolla to Solana at the Closing.

2.3 Excluded Liabilities. Except for the Assumed Liabilities, La Jolla does not assume and shall not be responsible for, and shall not otherwise bear the economic burden of: (A) any liabilities, obligations, debts or expenses of Solana or any of its Affiliates, including, without limitation, any liabilities for accounts payable; accrued expenses; taxes; indebtedness for borrowed money; contractual obligations other than arising under the Assigned Agreements, whether past, accrued or executory; obligations to employees and former employees in respect of accrued salaries, wages, vacation pay, severance pay and obligations under the benefit plans; liabilities to Regulatory Authorities; liabilities for injuries to persons or property; other tort liabilities; liabilities under environmental laws; liabilities under collective bargaining agreements and pending employee grievances; product warranty claims and violations of or obligations under Applicable Laws or otherwise, all of the foregoing from the beginning of time, or (B) any liabilities, obligations, debts or expenses of Solana or any of its Affiliates arising under or relating to the Assigned Agreements, to the extent that such obligations arose on or prior to the Closing Date, (collectively, the “Excluded Liabilities”). As between Solana on the one hand and La Jolla on the other hand, Solana shall be exclusively responsible for all of the Excluded Liabilities.

2.4 Closing. The closing of the purchase and sale of the Purchased Assets hereunder (the “Closing”) shall take place by the exchange of signed documents and the Parties’ express confirmation and acknowledgment as to the occurrence of the Closing, concurrent with the satisfaction or waiver of the closing conditions set forth in Article V, or on such other date as the Parties may mutually agree upon in writing and will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. Pacific Time on such date (the “Closing Date”); provided that on the Closing Date, the Parties exchange (or cause to be exchanged) the certificates and/or other documents, or do, or cause to be done, all of the things respectively required of each Party as specified in Sections 2.6(a) and 2.6(b).

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the respective proportions shown on Schedule 2.5 (the “Allocation Schedule”). Solana and La Jolla agree to file all tax returns and take all tax positions with any taxing authority consistent with the Allocation Schedule. Solana and La Jolla agree to promptly provide the other party upon reasonable request with any additional information and reasonable assistance, at the requesting party’s expense, required to complete all forms or compute taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

2.6 Transactions on the Closing Date. On the Closing Date, subject to the terms and conditions hereof:

(a) Actions and Deliveries by Solana. Solana shall:

(i) transfer, convey and deliver, or cause to be transferred, conveyed, and delivered, to La Jolla the Purchased Assets, including, without limitation, the Patent Files, and all other Books and Records;

(ii) deliver to La Jolla all Ancillary Agreements to which Solana is a party, each of which shall have been validly executed by a duly authorized representative of Solana;

(iii) deliver to La Jolla control of the Inventory in the quantities stated on Exhibit F, and such Inventory shall conform in all material respects to the specifications for the Compound and the Product set forth on Exhibit F and shall be delivered in accordance with La Jolla’s written instructions;

(iv) deliver to La Jolla certified copies of resolutions of Solana’s directors and stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and

(v) deliver to La Jolla such other documents, certificates or instruments, in form and substance reasonably satisfactory to La Jolla, as La Jolla may reasonably request in order to effectuate the transactions contemplated by this Agreement or any Ancillary Agreements.

(b) Actions and Deliveries by La Jolla. La Jolla shall deliver the respective deliverables to Solana:

(i) the consideration due to Solana at Closing in accordance with Section 2.2;

(ii) all Ancillary Agreements to which they are a party, each of which shall have been validly executed by a duly authorized representative of La Jolla;

(iii) certified copies of resolutions of La Jolla’s directors and preferred stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements;

(iv) deliver to La Jolla a lien release by Tang Capital Partners, L.P. (“Tang”) providing for the full release, discharge and satisfaction of any and all Encumbrances and/or other claims that Tang or any of its Affiliates may have against any Purchased Assets;

(v) confirmation that George Tidmarsh is appointed as the Chief Executive Officer and Secretary of La Jolla and as a member of the Board of Directors of La Jolla effective upon the Closing;

(vi) confirmation that Saiid Zarrabian is appointed as a member of the Board of Directors of La Jolla effective upon the Closing;

(vii) separation agreement with Dr. Deirdre Gillespie providing for a one-time separation payment of $77,778 to Dr. Gillespie in lieu of any severance payment she is otherwise entitled to receive under any agreement with La Jolla and contingent upon the execution by Dr. Gillespie of a release and waiver of any and all claims against La Jolla;

(viii) separation agreement with Ms. Gail Sloan providing for a one-time separation payment of $62,222 to Ms. Sloan in lieu of any severance payments she may otherwise be entitled to receive under any agreement with La Jolla, contingent upon the execution by Ms. Sloan of a release and waiver of any and all claims against La Jolla; and

(ix) such other documents and instruments, in form and substance reasonably satisfactory to Solana, as Solana may reasonably request in order to effect or evidence the transactions contemplated by this Agreement or any Ancillary Agreements.

III. REPRESENTATIONS AND WARRANTIES.

3.1 Representations and Warranties of Solana. Solana hereby represents and warrants to La Jolla that, as of the Closing Date, except as set forth in the schedule of exceptions attached hereto with each numbered schedule thereof corresponding to the section number herein:

(a) Organization, Good Standing and Power. Solana is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Solana does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. Solana is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to do so would not constitute a Material Adverse Effect.

(b) Authorization; Enforcement. Solana has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements and to sell and convey the Purchased Assets in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Solana and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of Solana, or its Board of Directors or stockholders is required. When executed and delivered by Solana, this Agreement shall constitute a valid and binding obligation of Solana, enforceable against Solana in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Solana and the consummation by Solana of the transactions contemplated hereby and thereby, and the sale and transfer of the Purchased Assets as contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the Certificate or the Bylaws, each as amended to date; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Solana is a party or by which Solana or any of its properties or assets are bound, including, without limitation, the Assigned Agreements; (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Solana or by which any property or asset of Solana is bound or affected; or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of Solana (including any of the Purchased Assets) under any agreement or any commitment to which Solana is a party or by which Solana is bound or by which any of its properties or assets are bound. Solana is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Ancillary Agreements. The business of Solana is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, where such violation would constitute a Material Adverse Effect.

(d) Title to Purchased Assets. Solana has the sole right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, except Encumbrances for taxes not yet due or delinquent, statutory Encumbrances arising in the ordinary course of business by operation of law, and minor Encumbrances that do not materially impair the value of the property subject to such Encumbrance. The Purchased Assets constitute all of the assets and rights held by Solana relating to the Compounds.

(e) Assigned Agreements. Set forth on Schedule 3.1(e) is a complete and accurate list of all licenses, contracts and other agreements pursuant to which Solana has either obtained from a Third Party or granted to a Third Party any material rights or obligations arising under or relating to the Compound, any Products or Solana Technology, including, without limitation, any licenses or assignments for any Patent Rights, as well as agreements with any Contract Research Organization, consultant or other Third Party (collectively, a “CRO”) with whom Solana contracted for research, development or manufacturing services related to the Compound or Solana Technology prior to the Closing Date (collectively, the “Assigned Agreements”). Solana is not in material breach of any Assigned Agreement and, to Solana’s Knowledge, no counterparty is in material breach of any such agreement. No party to any Assigned Agreement has provided written notice of termination or non-renewal of any such agreement and, to Solana’s Knowledge, no Third Party: (i) has expressed any intention to terminate or not renew, or (ii) has any reasonable grounds on which to terminate any of the Assigned Agreements.

(f) Intellectual Property.

(i) Solana has not received any written or, to its Knowledge, oral claim of ownership, inventorship or patent infringement adverse to Solana from any Third Party (including, without limitation, from current or former officers, directors, employees, consultants, personnel or agents of Solana or any predecessor, collaborator or partner of Solana) with respect to the Purchased Assets, and Solana is not aware of any reasonable basis for any such claim. No Purchased Assets are subject to, or were developed pursuant to, any funding agreement with any government, government agency, university or college facilities.

(ii) To Solana’s Knowledge, the development, manufacture, offer for sale, sale of the Product or use of the Solana Technology or the other Purchased Assets does not infringe or misappropriate the Intellectual Property of others. To the Knowledge of Solana, none of the Solana Technology is being infringed by activities, products or services of, or is being misappropriated by, any Third Party.

(iii) No issued patent or patent application included in the Solana Patent Rights has been declared or adjudicated invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable without recourse for appeal or without further right for refiling or continued prosecution, in any judicial or administrative proceeding. Solana is not aware of any prior art or other facts which would invalidate or render unenforceable any of the material claims comprising the Solana Patent Rights.

(iv) Solana has taken reasonable precautions to file and prosecute all patents and patent applications included in the Solana Patent Rights in accordance with all applicable rules and regulations, including the rules and regulations respecting full disclosure in the relevant patent office, and to its Knowledge, Solana is not aware of any facts or circumstances that would render any of the Solana issued patents, unenforceable, or subject La Jolla to any liability for inequitable conduct. Solana has duly recorded all assignments and transfers of title to Solana of any of the Solana Patent Rights in the USPTO or other appropriate foreign patent office or other governmental agency.

(g) Inventory. Solana has sole ownership, possession and/or control of the Inventory set forth on Exhibit F, and has no obligations to warehousemen, distributors or other Persons for, or related to, the manufacture, storage, distribution, sale or marketing of the Inventory, except for Assumed Obligations. The quantities of the respective items of Inventory are as stated on Exhibit F. At the time of storage and, to Solana’s Knowledge through the date hereof, the Inventory conformed to the specifications for the Compound or Product and has been stored under conditions designed to ensure that the Compound or Product will comply with such specifications and is located at the locations set forth on Exhibit F.

(h) No Executory Payments. Solana has no current or otherwise anticipated obligations or liabilities for any royalty, commission or other executory payment agreements, arrangements or understandings, applicable to the Purchased Assets, including, without limitation, under the Assigned Agreements.

(i) No Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Solana’s Knowledge, threatened, against Solana or its Affiliates, or with respect to the consummation of the transactions contemplated hereby, or the use of the Purchased Assets (whether used by La Jolla after the Closing or by Solana prior thereto). To its Knowledge, Solana and its Affiliates are in, and since their inception have been in, compliance in all material respects with all Applicable Laws, including, without limitation, the rules and regulations of any Regulatory Authority with respect to the Registrations, research, development, clinical testing, manufacture, sale, labeling, storing, testing, distribution, handling of prescription drug samples, record-keeping, reporting, import, export, advertising and promotion of or for the Products, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(j) Regulatory Matters.

(i) All Registrations that Solana has obtained or that are pending are listed on Schedule 3.1(j).

(ii) None of Solana, its Affiliates, nor to Solana’s Knowledge, any of their respective directors, officers, employees or other agents (acting on behalf of any Solana or its Affiliates) is currently, or has been, excluded or debarred under any Applicable Law or otherwise made ineligible to participate in any United States health care programs or similar programs in the United States or elsewhere.

(iii) None of Solana or its Affiliates have been notified in writing by any CRO or any Regulatory Authority of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any Applicable Laws.

(iv) No Product or product candidate manufactured, tested, distributed, held and/or marketed by Solana relating to the Compound or the other Solana Technology has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) by a Regulatory Authority since their inception. Solana, prior to the execution of this Agreement, provided to La Jolla access to all material reports and all material information about adverse drug experiences and medical device reports pertaining to the Compound in the possession or control of Solana.

(v) To the Knowledge of Solana, the Third Party contractors manufacturing Products have all of the material Registrations necessary for the manufacture of such Products and are not in breach of or default in any material respect under any such material Registrations.

(k) Certain Fees. Solana has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement.

3.2 Representations and Warranties of La Jolla. La Jolla hereby represents and warrants to Solana that, as of the Closing Date, except as set forth in the Public Filings:

(a) Organization, Good Standing and Power. La Jolla is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. La Jolla does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. La Jolla is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b) Authorization; Enforcement. La Jolla has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by La Jolla and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of La Jolla, or its Board of Directors or stockholders is required. When executed and delivered by La Jolla, this Agreement shall constitute a valid and binding obligation of La Jolla, enforceable against La Jolla in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by La Jolla and the consummation by La Jolla of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the La Jolla Certificate of Incorporation or the Bylaws, each as amended to date, subject to the filing of the Series C-12, C-22, D-12 and D-22 Certificate of Designations; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which La Jolla is a party or by which La Jolla or any of its properties or assets are bound; (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to La Jolla or by which any property or asset of La Jolla is bound or affected; or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of La Jolla under any agreement or any commitment to which La Jolla is a party or by which La Jolla is bound or by which any of its properties or assets are bound. La Jolla is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Ancillary Agreements. The business of La Jolla is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.

(d) Certain Fees. La Jolla has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated hereby or pursuant to the Ancillary Agreements.

IV. COVENANTS.

4.1 Confidentiality. From and after the Closing, Solana and its Affiliates shall keep confidential and not disclose to any Third Party or use for their own benefit or the benefit of any Third Party, any information or data included within the Purchased Assets. From and after the Closing until the day following the thirteen-month anniversary of the Closing (unless the Repurchase Right has been exercised, in which case the confidentiality obligation shall continue), La Jolla shall keep confidential any scientific or technical information or data included within the Purchased Assets that would, as of the Closing, constitute a “trade secret” under the California Uniform Trade Secrets Act, and shall provide that any disclosure of such information to a Third Party shall be made only pursuant to a non-disclosure agreement in customary form. The obligations under this Section 4.1 shall not apply to information that: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; (ii) is disclosed by a Third Party without breach of confidentiality obligation to the other party, or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or non-tax government authority; provided, however, that in any such case under (iii) and if permitted by law, the disclosing party shall notify the other party as early as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.

4.2 Inspection of Records. Solana agrees to use commercially reasonable efforts to facilitate access for La Jolla to records retained by any CRO with whom Solana contracted for research, development or manufacturing services related to the Compound or Solana Technology prior to the Closing Date (the “CRO Records”). For a three-year period following the Closing Date, and upon written request from La Jolla, Solana shall authorize such CRO to permit access to La Jolla of any and all CRO Records retained by such CRO and shall, at the request of La Jolla, direct the CRO to transfer all CRO Records to La Jolla or its designated agent(s). La Jolla shall bear all costs and expenses charged by the CRO to provide such CRO Records to La Jolla after the Closing, as well as reasonable out-of-pocket expenses incurred by Solana in providing assistance pursuant to this Section 4.2.

4.3 Diligence Covenants. La Jolla will use commercially reasonable efforts to implement and conduct all development, manufacturing and regulatory activities required in order to complete the Phase IIa Trial.

V. CONDITIONS TO CLOSING

5.1 Conditions to the Obligations of La Jolla. The obligations of La Jolla to purchase the Purchased Assets and effect the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by La Jolla, provided that any such waiver shall preclude La Jolla from subsequently pursuing any such waived rights:

(a) The representations and warranties of Solana contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

(b) Solana shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the satisfaction of the conditions set forth in Section 2.6(a); and

(c) Solana shall have obtained and delivered to La Jolla any and all Third Party consents needed to effect the transactions contemplated herein, including the assignment of the Assigned Agreements.

5.2 Conditions to the Obligations of Solana. The obligations of Solana to sell and convey the Purchased Assets and effect the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by Solana, provided that any such waiver shall preclude Solana from subsequently pursuing any such waived rights:

(a) The representations and warranties of La Jolla contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and

(b) La Jolla shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the satisfaction of the conditions set forth in Section 2.6(b).

VI. TERMINATION

6.1 Termination. Subject to the provisions of this Section 6.1, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent duly authorized by the boards of directors of Solana and La Jolla;

(b) by either Solana or La Jolla if the Closing has not occurred by January 31, 2012, which date may be extended by mutual consent of the Parties hereto (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose action or failure to act has proximately caused the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by La Jolla if there exists a breach or breaches of any representation, warranty or covenant of Solana contained in this Agreement such that the closing conditions set forth in Section 5.1 would not be satisfied by the Termination Date; or

(d) by Solana if there exists a breach or breaches of any representation, warranty or covenant of La Jolla contained in this Agreement such that the closing conditions set forth in Section 5.2 would not be satisfied by the Termination Date.

6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 will be effective immediately upon the delivery of a written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except that nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

6.3 Termination Fees and Expenses. If the Parties terminate this Agreement pursuant to Section 6.1, then each Party shall bear its out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement.

VII. INDEMNIFICATION

7.1 General Indemnity. From and after the Closing, and subject to the terms and limitations contained herein, each Party (“Indemnifying Party”) agrees to indemnify and hold harmless the other Party (and their respective directors, officers, Affiliates, members, managers, employees, agents, successors and assigns) (each an “Indemnified Party”) from and against any and all Losses incurred by the Indemnified Party as a result of claims, including those brought by Third Parties, arising out of or relating to any inaccuracy in or breach of the representations, warranties or covenants made by the Indemnifying Party herein.

7.2 Indemnification Procedure. Any Indemnified Party seeking indemnification under this Article VII shall give written notice to the Indemnifying Party within the Survival Period (as defined in Section 9.2) of any matter giving rise to a claim for indemnification, including a Third party action, which notice shall contain a description of the breach, the section(s) of this Agreement alleged to be breached, any related documents and stating the amount of Losses if known (the “Claim”). Claims not made within the Survival Period applicable to the claimed breach shall be barred. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnifying Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of one separate counsel for the Indemnified Parties), to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice (the “Defense Period”) to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding, only to the extent incurred after the expiration of the Defense Period, shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VII to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

7.3 Limitations on Indemnification.

(a) No Party shall be entitled to assert a claim for indemnification under Section 7.1 until such time as the Losses suffered by the affected Indemnified Parties exceed $50,000 in the aggregate, at which time all such claims may be asserted in full from the first dollar thereof.

(b) The aggregate indemnification obligations of each Party pursuant to this Article VII shall be limited to $100,000.00; provided, however, that the foregoing limit shall not apply to any Losses suffered by an Indemnified Party relating to: (i) a breach by the Indemnifying Party of any of the Fundamental Representations, or (ii) any Third Party claim relating to an Excluded Liability.

(c) No claim for indemnification arising out of a breach of a representation or warranty may be asserted after the expiration of such representation or warranty, as set forth in Section 9.2; provided that any such expiration of time shall not affect a claim for indemnification made prior to such expiration.

7.4 Right to Indemnification Not Affected by Knowledge. The right to indemnification based on a Party’s representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the other Party.

7.5 Exclusive Remedy. Except in the case of: (i) fraud and equitable remedies (including injunctive relief and specific performance); (ii) exercise of the Repurchase Right (defined in Section 8.1); (iii) the satisfaction of La Jolla’s obligations pursuant to Section 2.2 of this Agreement; or (iv) any breach of the provisions of Article VIII hereof, the indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy of the

Indemnified Parties with respect to any matters arising under or relating to this Agreement or any Ancillary Agreement, and the transactions contemplated hereby and thereby, and no legal action sounding in contribution, breach of contract, damages, tort or strict liability may be maintained by any Party against the other Party with respect to any matter that is the subject of this Article VII.

VIII. REPURCHASE RIGHT.

8.1 Repurchase Right. If the holders of La Jolla’s Series C-12 Preferred Stock, par value $0.0001 per share (the “Series C-12 Preferred”), deliver written notice to La Jolla to redeem a number of shares of Series C-12 Preferred equal to or greater than the lesser of (i) the entire balance of the outstanding Series C-12 Preferred and (ii) 2,900 shares of Series C-12 Preferred (either of clauses (i) and (ii), a “Redemption Event”), then Solana shall have the right for a period of 10 Business Days following the first Redemption Event, if any, to elect to purchase from La Jolla all right, title and interest in and to the Compound Assets (as defined below) (the “Repurchase Right”), upon paying to La Jolla $100.00.

8.2 Maintenance of Purchased Assets. From the Closing Date through the exercise of the Repurchase Right: (i) all of the Purchased Assets and any Patent Rights related to the Compounds arising from the Solana Technology after the Closing, including any assets created or improved by La Jolla after the Closing that are related to the Purchased Assets (i.e., new patent applications, patents, data, etc.) (collectively, the “Compound Assets”) shall be held by La Jolla, which will be the sole record owner of the Compound Assets and no agreements to transfer or assign the Compound Assets, or rights, licenses or commitments with respect thereto, shall have been entered into and (ii) La Jolla shall not grant any liens, security interests or other Encumbrances on the Compound Assets. In the event that Solana exercises the Repurchase Right, Solana will thereupon acquire all right, title and interest in and to the Compound Assets, to the same extent that such title was conveyed by Solana to La Jolla at the Closing, and the Compound Assets shall be free of Encumbrances at the time of the completion of the transfer contemplated under the Repurchase Right. Following the exercise of the Repurchase Right, Solana shall indemnify La Jolla (and its directors, officers, Affiliates, members, managers, employees, agents, successors and assigns) for any Third Party claims arising out of the Assigned Agreements, other than claims related to the time when the Compound Assets were held by La Jolla.

8.3 Exercise of Repurchase Right. Upon exercise of the Repurchase Right, this Agreement shall automatically terminate and be of no further force or effect, except for Articles VII and IX, which shall survive termination of this Agreement.

IX. MISCELLANEOUS.

9.1 Governing Law, Jurisdiction; Dispute Resolution.

(a) Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Specific Performance. The Parties acknowledge and agree that irreparable damage may occur in the event that any of the executory provisions of this Agreement or the other Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent or cure such breaches of the provisions of this Agreement or the other Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(c) Dispute Resolution. The Parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in the City and County of San Diego, California, and the Parties irrevocably waive any right to raise forum non conveniens or any other argument that California is not the proper venue. The Parties irrevocably consent to personal jurisdiction in the state and federal courts of the State of California. The Parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.1 shall affect or limit any right to serve process in any other manner permitted by law. The Parties hereby waive all rights to a trial by jury. In addition, the prevailing Party in any dispute arising under this Agreement shall be entitled to recover its fees and expenses, including, without limitation, all reasonable attorneys’ fees and expenses.

9.2 Survival of Representations and Warranties; Waiver and Non-Exclusion of Remedies. The Parties’ representations and warranties set forth in this Agreement shall survive closing for a period of 12 months, provided, that the representations and warranties of Solana set forth in Sections 3.1(a), 3.1(b). 3.1(c), and 3.1(d) (the “Solana Fundamental Representations”) and the representations and warranties of La Jolla set forth in Sections 3.2(a), 3.2(b) and 3.2(c) (the “La Jolla Fundamental Representations” and, together with the Solana Fundamental Representations, the “Fundamental Representations”) shall survive indefinitely (each period, the applicable “Survival Period”). A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

9.3 Notices.

(a) Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by electronic transmission (with a conforming copy delivered by hand or sent via overnight delivery service) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.3 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.3. Such Notice shall be deemed to have been given as of the date delivered by hand, upon electronic transmission, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.

(b)	Address for Notice.

Solana Therapeutics, Inc.

4747 Executive Drive, Suite 510

San Diego, CA 92121

Attention: John Lemkey

E-mail: jlemkey@tangcapital.com

If to La Jolla:

La Jolla Pharmaceutical Company

4370 La Jolla Village Drive, Suite 400

San Diego, California 92122

Attention: Chief Executive Officer

E-mail:

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: Ryan Murr

E-mail: ryan.murr@ropesgray.com

9.4 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement and the Ancillary Agreements supersede all prior agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement and the Ancillary Agreements. All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

9.5 Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

9.6 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except (a) that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business or assets of such Party, whether in a merger, sale of stock, sale of assets or other transaction, provided that such successor shall acquire all rights and obligations hereunder, and (b) as contemplated in Section 4.4. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any attempted assignment or delegation in violation of this Section shall be void. For the avoidance of doubt, nothing in this Section 9.6, shall limit La Jolla from licensing or sub-licensing to any Third Parties any rights obtained hereunder.

9.7 No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons, except as otherwise expressly provided in this Agreement.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

9.9 Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

9.10 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

9.11 Expenses. Except as otherwise set forth in Section 6.3 and this Section 9.11, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Solana shall pay when due from assets other than the Purchased Assets, all sales taxes and/or use taxes, bulk transfer taxes and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to La Jolla.

9.12 Further Assurance. For a period of 12 months from Closing, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and execute and deliver such documents and other papers, as may be reasonably requested to consummate the transactions contemplated by this Agreement.

9.13 Bulk Sales. The Parties hereby waive compliance with all bulk sales acts and other comparable statutory provisions of each applicable jurisdiction that may apply the purchase and sale of the Purchase Assets contemplated by this Agreement.

* * *

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

LA JOLLA PHARMACEUTICAL COMPANY		SOLANA THERAPEUTICS, INC.

By:	/s/ Deirdre Y. Gillespie	By:	/s/ Kevin Tang
	Name: Deirdre Y. Gillespie		Name: Kevin Tang
	Title: President and Chief Executive Officer		Title: Sole Member of the Board and President, Chief Financial Officer, Treasurer and Secretary

INDEX OF SCHEDULES AND EXHIBITS

Schedule 2.5 – Allocation of Purchase Price*

Schedule of Exceptions*

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Bill of Sale

Exhibit C – Chemical Structure*

Exhibit D – Patent Assignment Agreement

Exhibit E – Solana Patent Rights*

Exhibit F – Inventory*

*	Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Schedule 2.5

Allocation of Purchase Price

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

SCHEDULE OF EXCEPTIONS

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit A

Assignment and Assumption Agreement

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”) is made and entered into as of January 19, 2012, by and between La Jolla Pharmaceutical Company, a Delaware corporation (“Buyer”), and Solana Therapeutics, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Asset Purchase Agreement (as defined below).

WHEREAS, the Buyer and the Company are parties to that certain Asset Purchase Agreement, dated as of January 19, 2012 (the “Asset Purchase Agreement”), pursuant to which, among other things, the Company is to sell to Buyer, and Buyer is to purchase from the Company, the Purchased Assets; and

WHEREAS, pursuant to the Asset Purchase Agreement, the Company has agreed to assign to Buyer all right, title and interest in and to the Assigned Agreements, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. The Company hereby transfers and assigns to Buyer all of the Company’s right, title and interest in, to and under, all of the Assigned Agreements, to have and hold the same unto Buyer and its successors and assigns from and after the date hereof subject to the covenants, conditions and provisions therein provided. Notwithstanding anything contained herein to the contrary, this Assignment and Assumption Agreement shall not constitute an assignment of any Assigned Agreement if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder, and such assignment shall not occur until such time as such consent has been obtained, at which time it shall occur automatically under this Assignment and Assumption Agreement without further action by the Company or Buyer. Until such consent has been obtained, the Company and Buyer will use their reasonable best efforts (but without the requirement of any payment of money by the Company or Buyer) to obtain the consent of the other parties to any such Assigned Agreement for the assignment thereof to Buyer as Buyer may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company thereunder so that Buyer would not in fact receive all rights under such Assigned Agreement, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations in accordance with this Agreement, any and all rights of the Company against a third party thereto. The Company will promptly pay to Buyer when received all monies received by the Company under any Assigned Agreement.

2. Assumption. Buyer hereby accepts the transfer and assignment of the Assigned Agreements, and Buyer hereby agrees to pay, defend, discharge and perform all obligations and liabilities of the Company which accrue and are to be performed under any Assigned Agreement after the Closing Date, other than any such obligations or liabilities attributable to any failure by the Company to comply with the terms thereof.

3. Excluded Liabilities. Except as expressly provided herein and in the Asset Purchase Agreement, Buyer shall not assume or be bound by any obligations or liabilities of the Company or any Affiliate of the Company of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising, whatsoever.

4. Contest. The assignment and assumption of the Assigned Agreements hereunder shall not enlarge any rights of third parties and nothing herein or in any instrument of transfer shall prevent Buyer from contesting in good faith the claim of any third party with respect to any of the Assigned Agreements.

5. Guarantee by the Company. To the extent required in connection with the assignment of any of the Assigned Agreements to Buyer, the Company agrees to guarantee the obligations of Buyer under such Assigned Agreement to the counterparty thereto. The Company and Buyer agree that, as between such two parties, any such guarantee by the Company shall not relieve Buyer of its obligations under Section 2 of this Assignment and Assumption Agreement. The guarantee under this Section 5 shall expire upon (a) the Company’s exercise of its Repurchase Right, (b) the termination of the Asset Purchase Agreement pursuant to Section 6.1 of the Asset Purchase Agreement or (c) mutual agreement of the Company and Buyer.

6. Miscellaneous.

(a) This Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives.

(b) This Assignment and Assumption Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Assignment and Assumption Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and Buyer.

(c) This Assignment and Assumption Agreement may be executed by the Company and Buyer in separate and several counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. An executed signature page of this Assignment and Assumption Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

(d) This Assignment and Assumption Agreement is subject to and limited by the terms and provisions of the Asset Purchase Agreement, and in the event of any conflict between this Assignment and Assumption Agreement and the Asset Purchase Agreement, the terms, provisions and limitations of the Asset Purchase Agreement shall control.

(e) The interpretation and construction of this Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as of the date first above written.

THE COMPANY: SOLANA THERAPEUTICS, INC.

By:
Name: Kevin C. Tang
Title: President, Chief Financial Officer, Treasurer and Secretary

BUYER: LA JOLLA PHARMACEUTICAL COMPANY

By:
Name: Gail A. Sloan
Title: Chief Financial Officer and Secretary

Exhibit B

Bill of Sale

This Bill of Sale (“Bill of Sale”) is entered into as of January 19, 2012, pursuant to that certain Asset Purchase Agreement dated as of January 19, 2012 (the “Asset Purchase Agreement”) by and between Solana Therapeutics, Inc., a Delaware corporation (“Seller”) and La Jolla Pharmaceutical Company, a Delaware corporation (“Buyer”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement.

1. Sale and Transfer of Acquired Assets. Effective as of the Closing Date, Seller, for good and valuable consideration received, hereby sells, transfers, conveys, assigns and delivers (and shall cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, free and clear of all Encumbrances, all of Seller’s rights, titles and interests in and to all of the Purchased Assets, including without limitation, the Solana Technology and the Inventory.

2. Terms of Asset Purchase Agreement. All the terms of the Asset Purchase Agreement are incorporated herein by this reference. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing herein is intended to, nor shall it, limit or otherwise alter the representations, warranties, covenants and obligations of the parties contained in the Asset Purchase Agreement or the survival thereof.

3. Further Assurances. At the reasonable request of Buyer, Seller shall (without additional compensation or charge) execute and deliver and shall cause to be executed and delivered such instruments of transfer, conveyance, assignment and confirmation, and shall take such actions as Buyer may reasonably deem necessary in order to effectively transfer, contribute, assign and deliver to Buyer title to all of the Purchased Assets.

4. Power of Attorney. With respect to the Purchased Assets, Seller hereby appoints, effective as of the Closing Date, Buyer as Seller’s agent and attorney-in-fact, effective as of the Closing Date, to act for Seller in obtaining the benefits of the Purchased Assets. Seller hereby acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, and shall remain in effect notwithstanding the dissolution or liquidation of Seller or any other event or circumstance. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

5. Governing Law. The interpretation and construction of this Bill of Sale shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Bill of Sale to the substantive law of another jurisdiction.

6. Successors and Assigns. This Bill of Sale shall be binding upon and be enforceable against Seller and its respective successors and permitted assigns and shall inure to the benefit of and be enforceable by Buyer and its successors and permitted assigns.

7. Counterparts. This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. An executed signature page of this Bill of Sale delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Bill of Sale as of the date first set forth above.

SELLER: SOLANA THERAPEUTICS, INC.

By:
Name: Kevin C. Tang
Title: President, Chief Financial Officer, Treasurer and Secretary

BUYER: LA JOLLA PHARMACEUTICAL COMPANY

By:
Name: Gail A. Sloan
Title: Chief Financial Officer and Secretary

Exhibit C

Chemical Structure

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit D

Patent Assignment Agreement

This ASSIGNMENT (the “Assignment”) is made as of this 19th day of January, 2012, by Solana Therapeutics, Inc., a Delaware corporation (“Assignor”). Assignor hereby assigns certain patent rights to La Jolla Pharmaceutical Company, a Delaware corporation (“Assignee”).

WHEREAS, Assignor is the sole owner of the patents and patent applications set forth on Schedule A hereto (the “Patents”); and

WHEREAS, Assignor has agreed with Assignee for the transfer to Assignee of Assignor’s whole right, title and interest in and to such Patents and the inventions claimed therein.

WITNESSETH that, for the consideration provided pursuant to that certain Asset Purchase Agreement, dated as of January 19, 2012, by and between the Assignor and Assignee (the “Agreement”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, as sole and beneficial owner, hereby assigns and transfers to Assignee Assignor’s whole right, title and interest throughout the world in and to the Patents, free and clear of any and all liens and other Encumbrances, and the inventions they claim (including subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding relating to any of the Patents and subject matter that could have been included as a claim in any of the Patents), and any and all divisional, continuation, continuation-in-part or substitute patent applications that claim priority (directly or indirectly, in whole or in part) to any of the Patents, and any patents granted therefor and thereon, and in and to any and all reissues or extensions of the Patents, and in and to any application, filed in any foreign country, claiming priority (directly or indirectly, in whole or in part) from the Patents (including, without limitation, the right to file said foreign applications and claim priority under the provisions of any international convention or treaty), and the full exclusive benefits thereof, and all rights, privileges and advantages appertaining thereto, including any and all rights to damages, profits or recoveries of any nature for infringement, whether arising prior to or subsequent to the date of this Assignment, of any of the foregoing patents and patent applications including without limitation, all actions and other enforcement rights for damages, injunctive relief and any other remedies of any kind for any past, current or future infringement or other impairment of any of the Patents and the right to receive all proceeds and damages therefrom; and rights to collect royalties or other payments under or on account of any of the Patent Rights or any of the foregoing; and the right to pay any and all maintenance fees, taxes and the like, to hold the same unto and to the use of Assignee, its successors and assigns absolutely during the residue of the respective terms for which the Patents and such other patents were granted and during any such terms (all of the foregoing patent rights and other rights, collectively referred to as the “Patent Rights”). Assignor hereby authorizes and requests the appropriate governmental authority to issue all patents resulting from any of the foregoing patent applications or patents to the Assignee, as the assignee of the entire interest therein. Assignor hereby covenants that Assignor has not executed and will not execute any agreements inconsistent with this Assignment.

Upon Assignee’s written request, Assignor hereby agrees to execute, at Assignee’s expense, such additional form(s) of assignment for the foregoing patents and patent applications as may be reasonably required by the appropriate governmental authority for recordation of this Assignment and as Assignee in its sole discretion deems advisable or necessary in order to fully vest all rights herein transferred to Assignee in Assignee, and will testify as to the same in any interference or other litigation or legal proceeding when requested so to do. To facilitate the execution and filing of such forms, Assignor hereby appoints Assignee as its attorney-in-fact for the limited purpose of executing and filing any such assignments as may be necessary to perfect and record the assignment of the Patent Rights hereunder.

The interpretation and construction of this Assignment shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Assignment to the substantive law of another jurisdiction.

This Assignment may be executed by the Assignor and Assignee in separate and several counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

Assignor and Assignee hereby grant to Cooley LLP the authority and power to insert on this instrument any further identification which may be necessary or desirable for purposes of recordation in foreign Patent and Trademark Offices.

Executed at             ,             this          day of January, 2012.

SOLANA THERAPEUTICS, INC.

By:
Name: Kevin C. Tang
Title: President, Chief Financial Officer, Treasurer and Secretary

STATE OF	)
)ss.
COUNTY OF	)

On             , 20        , before me, the undersigned, a Notary Public in and for such State, personally appeared             , personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument.

WITNESS my hand and official seal.

[SEAL]	Notary Public
My Commission expires on:

AGREED AND ACKNOWLEDGED:

Executed at             ,             this          day of January, 2012.

LA JOLLA PHARMACEUTICAL COMPANY

By:
Name: Gail A. Sloan
Title: Chief Financial Officer and Secretary

SCHEDULE A

PATENTS

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit E

Solana Patent Rights

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit F

Inventory

Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.